Exhibit 3.3

FORM OF AMENDED AND RESTATED CHARTER

OF

J. ALEXANDER’S HOLDINGS, INC.

Pursuant to the provisions of Section 48-20-107 of the Tennessee Business Corporation Act, the undersigned corporation hereby amends and restates the original Charter and any and all prior amendments as follows:

1. Name. The name of the corporation is J. Alexander’s Holdings, Inc. (the “Corporation”).

2. For Profit. The Corporation is for profit.

3. Principal Office. The street address of the Corporation’s principal office is:

3401 West End Avenue, Suite 260

Nashville, Tennessee 37203

County of Davidson

4. Registered Agent and Registered Office.

(a) The name of the Corporation’s initial registered agent is:

The Corporation Trust Company.

(b) The street address of the Corporation’s initial registered office in Tennessee is:

800 S. Gay Street, Suite 2021

Knoxville, Tennessee 37929

County of Knox

5. Incorporator. The name and address of the incorporator is:

Ryan Hoffman

c/o Bass, Berry & Sims PLC

150 3rd Avenue South, Suite 2800

Nashville, TN 37201

6. Purpose. The Corporation is organized to do any and all things and to exercise any and all powers, rights, and privileges that a corporation may now or hereafter be organized to do or to exercise under the Tennessee Business Corporation Act as the same exists or may hereafter be amended (“TBCA”).

7. Stock.

(a) Capitalization. The total number of shares of stock which the Corporation shall have authority to issue is [                    ], consisting of (a) [                    ] shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), (b) [                    ] shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and (c) [                    ] shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

(b) Reclassifications. At the time that this Charter becomes effective under the TBCA (the “Effective Time”) each share of common stock, par value $0.001 per share, of the Corporation, which was designated as Common Stock in the original Charter and was authorized, issued and outstanding or held as treasury stock immediately prior to the Effective Time shall, automatically and without further action by any shareholder, be reclassified into one share of Class B Common Stock.

(c) Common Stock.

(i) Voting Rights.

(A) Each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote; provided, however, that, except as otherwise required by applicable law, holders of Class A Common Stock, as such, shall not be entitled to vote on any amendment to this Charter (including any amendment relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Charter (including any amendment relating to any series of Preferred Stock) or pursuant to the TBCA.

(B) Each holder of Class B Common Stock, as such, shall be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which shareholders generally are entitled to vote; provided, however, that except as otherwise required by applicable law, holders of Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Charter (including any amendment relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Charter (including any amendment relating to any series of Preferred Stock) or pursuant to the TBCA. A holder of one share of Class B Common Stock, as such, shall be entitled at all times to the same number of vote or votes as a holder of one share of Class A Common Stock, as such, on all matters on which shareholders generally are entitled to vote.

(C) Except as otherwise required in this Charter or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(ii) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors of the Corporation (the “Board”) in its discretion shall determine. Dividends shall not be declared or paid on the Class B Common Stock.

(iii) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such shareholder. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(iv) Transfer of Class B Common Stock.

(A) A holder of Class B Common Stock may only transfer shares of Class B Common Stock to another person if such holder transfers a corresponding number of LLC Units to such person in accordance with the provisions of the Amended and Restated Limited Liability Company Agreement of J. Alexander’s Holdings, LLC, a Delaware limited liability company (“Holdings”), as such agreement may be amended from time to time in accordance with the terms thereof (the “LLC Agreement”).

(B) Any purported transfer of shares of Class B Common Stock in violation of the restrictions described in the immediately preceding paragraph (the “Restrictions”) shall be null and void. If, notwithstanding the foregoing prohibition, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

(C) Upon a determination by the Board that a person has attempted or may attempt to transfer or to acquire Restricted Shares, the Board may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(D) The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Article 7(c)(iv) for determining whether any acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Article 7(c)(iv). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to any holder of shares of Class B Common Stock.

(E) The Board shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

(F) Upon the exchange of any shares of Class B Common Stock for Class A Common Stock of the Corporation, such shares of Class B Common Stock shall immediately be cancelled on the books and records of the Corporation and shall no longer be deemed to be issued and outstanding capital stock of the Corporation.

(G) As used in this Charter, (i) “LLC Units” shall mean Class A Units of Holdings, or any successor entity thereto, issued under the LLC Agreement and (ii) “person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture or other enterprise or entity.

(H) In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then a holder of shares of Class B Common Stock shall be entitled to receive upon exchange of such shares (together with a commensurate number of LLC Units) the amount of such security that such holder would have received if such exchange had occurred immediately prior to the record date of such reclassification or other similar transaction, taking into account any adjustment as a result of any subdivision (by any stock split or dividend, reclassification or otherwise) or combination (by reverse stock split, reclassification or otherwise) of such security that occurs after the effective time of such reclassification or other similar transaction.

(I) The Corporation covenants that it will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon exchange of the outstanding shares of Class B Common Stock and LLC Units for Class A Common Stock, such number of shares of Class A Common Stock that are issuable upon any such exchange and shall exchange such shares of Class B Common Stock and a commensurate number of LLC Units for shares of Class A Common Stock pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such exchange by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that all shares of Class A Common Stock issued upon any such exchange will, upon issuance, be validly issued, fully paid and non-assessable.

(d) Preferred Stock. With respect to shares designated and classified as Preferred Stock, the Board of Directors of the Corporation, pursuant to Section 48-16-102 of the TBCA, are authorized to establish and to determine, in whole or in part, to the full extent permitted by Tennessee law and within the limits set forth in Section 48-16-101 of the TBCA, the preferences, limitations and relative rights of the Preferred Stock or any series of Preferred Stock. Unless and until otherwise specified by the Board of Directors, the shares classified and designated as Preferred Stock will have a par value of $0.001 per share. The Board of Directors may authorize one or more series of Preferred Stock with preferences, limitations and relative rights, including, but not limited to:

(i) special, conditional or limited voting rights, or no right to vote, except to the extent limits or conditions are prohibited by the TBCA;

(ii) characteristics as redeemable or convertible;

(iii) distributions to the shareholders calculated in any manner, including dividends that may be cumulative, noncumulative, or partially cumulative;

(iv) preferences over any class of shares with respect to distributions, including dividends and distributions, upon dissolution of this corporation; or

(v) specification and changes in the specification of par values.

In accordance with Section 48-16-101 of the TBCA, the foregoing list of designations, preferences, limitations and relative rights is not exhaustive.

(e) Changes in Common Stock. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, the outstanding shares of the Class B Common Stock shall be proportionately subdivided or combined, as the case may be. If the Corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock, the outstanding shares of Class A Common Stock shall be proportionately subdivided or combined, as the case may be.

8. No Preemptive Rights. The shareholders of the Corporation shall not have preemptive rights.

9. Directors. All corporate powers shall be exercised by or under the authority, and the business and affairs of the Corporation shall be managed under the direction, of a Board of Directors consisting of not less than three nor more than fifteen (15) directors, the exact number of Directors to be determined from time to time by a majority of the Board of Directors. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of Directors constituting the entire Board of Directors. Each class of Directors shall be elected for a three-year term. The term of the initial Class I directors shall terminate on the date of the 2015 annual meeting of shareholders; the term of the initial Class II directors shall terminate on the date of the 2016 annual meeting of shareholders and the term of the initial Class III directors shall terminate on the date of the 2017 annual meeting of shareholders. At each annual meeting of shareholders beginning in 2015, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director.

A Director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the Directors then in office.

A person nominated for election as a Director shall be elected by the affirmative vote of a plurality of the votes cast for the Director nominee in person or by proxy at a meeting for the election of Director at which a quorum is present.

10. Removal of Directors. Subject to the rights of any voting group established either in the Corporation’s Bylaws or by any applicable shareholders’ agreement, any director may be removed from office at any time but only for cause and only by (a) the affirmative vote of the holders of 66  2⁄3 percent of the voting power of the shares entitled to vote for the election of directors, considered for this purpose as one class, or (b) the affirmative vote of a majority of the entire Board of Directors then in office.

11. Officers. The officers of the Corporation shall be chosen in such a manner, shall hold their offices for such terms and shall carry out such duties as are determined solely by the Board of Directors, subject to the right of the Board of Directors to remove any officers at any time with or without cause.

12. Director Liability and Indemnification.

(a) Limitation of Liability. Any person who is or was a director of the Corporation shall have no liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that this Article 12 shall not eliminate or limit liability of a director for (i) any breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) unlawful distributions under Section 48-18-302 of the TBCA. If the TBCA or any successor statute is amended or other Tennessee law is enacted after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBCA, as so amended from time to time, or such successor statute or other Tennessee law. Any repeal or modification of this Article 12 or subsequent amendment of the TBCA or enactment of other applicable Tennessee law shall not affect adversely any right or protection of a director of the Corporation existing at the time of such repeal, modification, amendment or enactment or with respect to events occurring prior to such time.

(b) Indemnification and Advancement of Expenses. The Corporation shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including without limitation any action, suit or proceeding by or in right of the Corporation, by reason of the fact that he or she is or was a director or officer or is or was serving at the request of the Corporation as a director, officer, employee, manager, agent, or trustee of another corporation or of a partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, including service on a committee formed for any purpose (and, in each case, his or her heirs, executors, and administrators), against all expense, liability, and loss (including counsel fees, judgments, fines, ERISA excise taxes, penalties, and amounts paid in settlement) actually and reasonably incurred or suffered in connection with such action, suit, or proceeding, to the fullest extent permitted by applicable law, as in effect on the date hereof and as hereafter amended. Such indemnification shall include advancement of expenses in advance of final disposition of such action, suit, or proceeding, subject to the provision of any applicable statute.

(c) Non-Exclusivity of Rights. The indemnification and advancement of expenses provisions of this Article 12 shall not be exclusive of any other right that any person (and his or her heirs, executors, and administrators) may have or hereafter acquire under any statute, this Charter, the Corporation’s Bylaws, resolution adopted by the shareholders, resolution adopted by the Board of Directors, agreement, or insurance, purchased by the Corporation or otherwise, both as to action in his or her official capacity and as to action in another capacity. The Corporation is hereby authorized to provide for indemnification and advancement of expenses through its Bylaws, resolution of shareholders, resolution of the Board of Directors, or agreement, in addition to that provided by this Charter.

13. Control Share Acquisitions. The provisions of Sections 48-103-201 through 48-103-209 of the TBCA, otherwise known as the “Tennessee Control Share Acquisition Act,” as in effect as of the date hereof and any amendment thereto or successor provision thereto, and explicitly including Sections 48-103-308 and 48-103-309, shall apply to and govern, to the fullest extent provided by law, any Control Share Acquisition of this Corporation’s shares, as those terms are defined in the Tennessee Control Share Acquisition Act.

14. Business Combinations.

(a) Application of the Act. The provisions of Sections 48-103-201 through 48-103-209 of the TBCA, otherwise known and cited as the “Tennessee Business Combination Act,” as in effect as of the date hereof and any amendment thereto or successor provision thereto, shall apply to and govern, to the fullest extent provided by law, any Business Combination, as defined in the Tennessee Business Combination Act.

(b) Corporation Not Liable for Resisting Merger, Exchange, Etc. So long as this Corporation has a class of voting stock registered or traded on a national securities exchange or registered with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, neither the Corporation nor its directors or officers shall be liable at law or equity either for having failed to approve the acquisition of shares by an Interested Shareholder, as defined in the Tennessee Business Combination Act, on or before an Interested Shareholder’s share acquisition date, or for seeking to enforce or implement the Tennessee Business Combination Act or the Tennessee Control Share Acquisition Act, or for failing to adopt or recommend any amendment to or provision of the Corporation’s Charter and Bylaws then in effect with respect to the Tennessee Business Combination Act or the Tennessee Control Share Acquisition Act, as in effect as of the date hereof and any amendment thereto or successor provision thereto, or for opposing any proposed merger, exchange, tender offer or significant disposition of assets of the Corporation or any subsidiary because of a good faith belief that the merger, tender offer, exchange or significant disposition of assets would adversely affect the social, legal, environmental or economic circumstances of the Corporation, its employees, customers or suppliers, or the communities in which the Corporation, or its subsidiaries, operate or are located. In making decisions concerning these matters, this Corporation’s officers and directors may also specifically consider any other relevant factors, including, but not limited to, (i) the financial and managerial resources and future prospects of the other party and (ii) the amount and form of the consideration being offered in relation to the then current market price for the Corporation’s outstanding shares of capital stock, in relation to the then current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors’ estimate of the future value of the Corporation (including the unrealized value of its properties and assets) as an independent concern.

15. Action by Shareholders. Any action required or permitted to be taken by the shareholders of the Corporation may be effected at a duly called annual or special meeting of the shareholders of the Corporation or by a written resolution in lieu of a meeting signed by shareholders representing the number of affirmative votes required for such action at a meeting; provided that, if at any time the Corporation ceases to be a “controlled company” under the corporate governance rules of the New York Stock Exchange, then at such time and thereafter any action required or permitted to be taken by the shareholders of the Corporation may be effected only at a duly called annual or special meeting of the shareholders of the Corporation, except to the extent that such action may be taken without a meeting in accordance with Section 48-17-104(a) of the TBCA.

16. Special Meetings. Special meetings of shareholders may be called at any time, but only by the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation, or upon a resolution by or affirmative vote of the Board of Directors, and not by the shareholders. Any business transacted at any special meeting of shareholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

17. Exclusive Forum. The Court of Chancery of the State of Tennessee (the “Court of Chancery”) shall be the sole and exclusive forum for any shareholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the TBCA or this Charter or the Corporation’s Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine. For the avoidance of doubt, any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of, and consented to the provisions of, this Article 17. If any provision or provisions of this Article 17 shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article 17 (including, without limitation, each portion of any sentence of this Article 17 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons and circumstances shall not in any way be affected or impaired thereby.

18. Charter and Bylaws Amendments. Notwithstanding any other provision of this Charter, the affirmative vote of holders of 66  2⁄3 percent of the voting power of the shares entitled to vote at an election of directors, voting together as a single class, shall be required to reduce the maximum number of shares the Corporation may issue under Article 7(a), and to amend or repeal Articles 7(b)–(e), 9, 10, 12, 13, 14, 15, 16, 17 and 18 of this Charter, or to amend, alter, change or repeal, or to adopt any provisions of this Charter or of the Corporation’s Bylaws in a manner that is inconsistent with the purpose and intent of the aforementioned Articles.

19. Corporate Opportunities. To the maximum extent permitted under the TBCA, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its directors who are not employees of the Corporation or any subsidiary (“Outside Directors”), other than any such opportunity expressly presented to an Outside Director in such Outside Director’s capacity as a director of the Corporation; and no such Outside Director shall be liable to the Corporation or its shareholders for breach of any fiduciary or other duty by reason of the fact that such Outside Director personally or on behalf of any other person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. For purposes of this Article 19, a director who is the Chairman of the Board of the Corporation shall not be deemed to be an employee of the Corporation solely by reason of holding such position. No amendment or repeal of this Article 19 shall apply to or have any effect on the liability or alleged liability of any Outside Director for or with respect to business opportunities of which such Outside Director becomes aware prior to such amendment or repeal. Any person purchasing or otherwise acquiring any interest in any capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 19.